Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of August 26, 2012

between

THE NEW YORK TIMES COMPANY

and

IAC/INTERACTIVECORP

i

TABLE OF CONTENTS

		Page

9.12	Specific Performance	49

9.13	Interpretation	49

9.14	Legal Privilege	49

9.15	Remedies Cumulative	50

EXHIBIT LIST

Exhibit A – Transition Services Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of August 26, 2012 (this “Agreement”) between The New York Times Company, a New York corporation (the “Seller”), and IAC/InterActiveCorp, a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock, $0.01 par value (the “Shares”), of About, Inc. a Delaware corporation (the “Company”); and

WHEREAS, the Seller desires to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from the Seller, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“1500 Broadway Lease” means the Company’s lease of the premises at 1500 Broadway, New York, NY.

“Acquisition” has the meaning set forth in Section 2.1.

“Acquisition Proposal” has the meaning set forth in Section 5.18.

“Action” has the meaning set forth in Section 3.14.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation Statement” has the meaning set forth in Section 5.13(e).

“Ancillary Agreements” means, collectively, the Transition Services Agreement and any other documents executed and delivered in connection with the Acquisition.

“Audited Company Financial Statements” has the meaning set forth in Section 5.3(a)(iii).

“Benefit Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, retention, change of control, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers compensation or other insurance, severance, separation or other employee benefit plan, policy or arrangement of any kind, including, without limitation, any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject thereto), whether for the benefit of a single individual or more than one individual, existing at the Closing Date, maintained or contributed to by the Seller, the Company or any of their Affiliates, or to which any of them are a party, for the benefit of Employees or any director of the Company or any of its Subsidiaries, other than any such benefit plan, policy or arrangement maintained, contributed to or established solely to comply with applicable Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means cash and cash equivalents, net of outstanding checks and bank overdrafts.

“Cap” has the meaning set forth in Section 8.6(b).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Working Capital” has the meaning set forth in Section 2.4(a).

“Closing Net Working Capital Statement” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Combined Tax Return” means a combined, consolidated, unitary, affiliated or similar Tax Return which includes (a) the Seller or an Affiliate of the Seller (other than the Company and its Subsidiaries) and (ii) the Company or any of its Subsidiaries. Combined Tax Returns shall also include the New York State franchise Tax Returns and New York City corporation Tax Returns of the combined group including only the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date.

“Company” has the meaning set forth in the recitals hereto.

“Company Benefit Plans” has the meaning set forth in Section 3.15(a).

“Company Licenses” has the meaning set forth in Section 3.11(c).

“Company Transition Services” has the meaning set forth in Section 5.21.

“Competing Business” has the meaning set forth in Section 5.16.

“Confidentiality Agreement” has the meaning set forth in Section 5.7.

“Consumersearch” means Consumersearch, Inc., a Delaware corporation.

“Contract” means any legally binding agreement, contract, commitment or arrangement.

“Current Representation” has the meaning set forth in Section 9.14.

“Designated Person” has the meaning set forth in Section 9.14.

“Employee” means, as of any date, each employee of the Company or any of its Subsidiaries who is employed on such date (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof, e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.

“Environmental Laws” has the meaning set forth in Section 3.17.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 3.5.

“Exclusively Licensed Intellectual Property” means all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or any foreign government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, all obligations of such Person for borrowed money, for the deferred purchase price of assets, property or services (excluding current liabilities), as evidenced by bonds, debentures, notes or similar instruments, under capital leases, in respect of letters of credit, bankers’ acceptances or similar facilities and all guarantees of such obligations (both of such Persons and other Persons).

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accounting Firm” has the meaning set forth in Section 2.4(c).

“Intellectual Property” means all intellectual property and industrial property rights, including those with respect to (a) trade secrets, inventions, know-how, formulae and processes, (b) patents (including all reissues, divisions, continuations and extensions thereof) and patent applications, (c) trademarks, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications, (d) copyrights , copyright registrations, applications for copyright registration, and moral rights, (e) software, data, databases, (f) publicity and (g) domain names.

“Interim Financial Statements” has the meaning set forth in Section 3.5

“IRS” means the Internal Revenue Service.

“Knowledge of the Seller,” “Seller’s Knowledge” and words of similar import mean the actual knowledge of the persons identified on Section 1.1(a) of the Seller Disclosure Schedule following due inquiry by such persons of their direct reports.

“Law” means any statute, law (including common law), ordinance, rule or regulation of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Leases” has the meaning set forth in Section 3.9(b).

“Licensed Software” has the meaning set forth in Section 5.17.

“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means any event, change, occurrence, circumstance or effect which, individually or in the aggregate, has or would be reasonably likely to have (i) a material adverse effect on the financial position, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Seller and the Company to perform their obligations hereunder or consummate the transactions contemplated hereby, provided, however, that none of the following, either alone or in combination, shall constitute or be considered in determining whether there has been a Material Adverse Effect: (a) any change affecting general national, international or regional political, economic, financial or capital market conditions, including changes in interest or exchange rates; (b) any change generally affecting the industries in which the Company and its Subsidiaries operate; (c) any change in Law or GAAP, or any interpretation of GAAP; (d) acts of war, sabotage or terrorism, or any escalation or worsening thereof; (e) any change relating to or arising from the announcement of the transactions contemplated hereby or thereby; (f) any breach by the Purchaser of any provision of this Agreement or the Ancillary Agreements; (g) any action taken by the Seller in compliance with the terms of this Agreement (other than the obligation of Seller pursuant to the first sentence of Section 5.1) or at the request of the Purchaser; and (h) any failure of the Company and its Subsidiaries to meet any of its financial project or forecasts (it being understood that the underlying cause of any such failure may be considered in determining whether there has been a Material Adverse Effect); provided, further, however, that any event, change or occurrence described in the immediately preceding clauses (a) through (d) and clause (h) may be considered to the extent such event, change or occurrence has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 3.13(b).

“Net Working Capital” means the excess of (a) total current assets of the Company and its Subsidiaries, defined as the sum of Cash and Cash Equivalents, including Cash and Cash Equivalents associated with any required capital increases for About Information Technology (Beijing) Co., Ltd; accounts receivable net; other current assets including prepaid marketing, prepaid rent, prepaid other, deposits and advances (but excluding Tax assets); over (b) total current liabilities of the Company and its Subsidiaries, defined as the sum of all accounts payable; all accrued payroll and accrued compensation (other than payroll Taxes), including accrued incentive compensation and accrued bonus only to the extent that such amounts should be classified as a current liability; all other current liabilities (but excluding Tax liabilities); deferred revenue; and accrued earned but unused vacation, but excluding those liability amounts related to the 1500 Broadway lease build-out, all calculated in accordance with the accounting principles, practices, methodologies and policies set forth on Section 1.1(b) of the Seller Disclosure Schedule and in accordance with GAAP. A sample calculation of Net Working Capital, as if it were calculated as of June 24, 2012, is attached hereto as Section 1.1(c) of the Seller Disclosure Schedule. Notwithstanding the foregoing, to the extent the Company distributes any Cash and Cash Equivalents out of the Company or otherwise sweeps Cash and Cash Equivalents out of the Company after 11:59 p.m. on the Business Day immediately prior to Closing and prior to the Closing, any such amounts shall be deemed to have been distributed or swept out as of 11:59 p.m. on the Business Day immediately preceding the Closing. For purposes of this Agreement, once calculated in accordance with the foregoing, the Net Working Capital shall be increased by an amount equal to all capital expenditures made by the Company or the Seller on or after the date of this Agreement in respect of the 1500 Broadway Lease, but only to the extent such capital expenditures were made in accordance with the terms of Section 5.1(m)(ii) of this Agreement.

“Net Working Capital Target” has the meaning set forth in Section 2.3(a).

“Notice of Objection” has the meaning set forth in Section 2.4(b).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States and any foreign investment Laws.

“Owned Intellectual Property” means all Intellectual Property owned or purportedly owned by Company or its Subsidiaries.

“Permit” means any permit, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable that are being contested in good faith, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP, (b) Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business, that are being contested in good faith or that are not yet due and payable or that may hereafter be paid without material penalty, (c) any condition that is shown by a current and accurate survey to the Purchaser prior to the date hereof, or that would be apparent as part of a physical inspection, of the applicable asset of the Company, in each case which does not materially interfere with the present use of the asset it affects, (d) any Lien which a reputable title insurance company would be willing to omit as an exception, or affirmatively insure, in its title insurance policy for the applicable asset of the Company, (e) Liens that will be released prior to or as of the Closing, (f) Liens which do not materially interfere with the present use of the assets they affect, and (g) those Liens and other matters listed on Section 1.1(d) of the Seller Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Entity or other legal entity.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Disclosure Schedule” means that certain Purchaser Disclosure Schedule delivered by the Purchaser to the Seller on the date hereof.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 4.1.

“Purchaser’s 401(k) Plan” has the meaning set forth in Section 5.14(c).

“Review Period” has the meaning set forth in Section 2.4(b).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.13(a).

“Seller” has the meaning set forth in the preamble hereto.

“Seller Benefit Plans” has the meaning set forth in Section 3.15(a).

“Seller Disclosure Schedule” means that certain Seller Disclosure Schedules delivered by the Seller to the Purchaser on the date hereof.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Shares” has the meaning set forth in the recitals hereto.

“SOS System” means that certain software generally referred to by Seller and Company by that name, and used by Seller and certain of its Affiliates to track advertising inventory management (including predicting available inventory and determining how much is available in a given area based on current IOs), manage IOs, generate bills, and track ad campaigns and payments.

“Straddle Period Tax Return” means any Tax Return of the Company or any of its Subsidiaries for a taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Tax Claim” has the meaning set forth in Section 5.12(a).

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means: any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, transfer, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, occupation, severance, unemployment, social security, workers’ compensation, capital, premium and other taxes, customs, duties, governmental fees, assessments and charges of any kind whatsoever (including all interest and penalties thereon and additions thereto) and (ii) any liability in respect of any items described in clause (i) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Third Party Licenses” has the meaning set forth in Section 3.11(c).

“Transaction Expenses” means (i) the amounts of all third party fees, costs or expenses incurred or expected to be incurred or paid by the Company and its Subsidiaries in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (to the extent not paid prior to the Closing) or (ii) any change of control, special, severance, transaction, successor or similar bonus or payment payable to any employee or independent contractor (including guides) of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including pursuant to the terms of any of the Contracts set forth on Section 1.1(e) of the Seller Disclosure Schedule.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Transition Services Agreement” means the services agreement between the Seller and the Purchaser, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit A.

“Unaudited Company Financial Statements” has the meaning set forth in Section 5.3(a)(iii).

“Year-End Financial Statements” has the meaning set forth in Section 3.5.

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes, Attachments and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes, Attachments and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Seller. The purchase price for the Shares shall be $300,000,000 in cash (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.3 and shall be subject to adjustment as provided in Section 2.4. The purchase and sale of the Shares is referred to herein as the “Acquisition”.

2.2 Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY, at 10:00 a.m. on the third Business Day after satisfaction (or waiver as provided herein) of the conditions set forth in Article VI (other than those conditions that by their nature will be satisfied at the Closing), or such other time, date or place as shall be agreed in writing by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Transactions to be Effected at the Closing.

(a) At the Closing, the Purchaser shall deliver (i) the Purchase Price, plus or minus (ii) an amount equal to an estimate, prepared in good faith by Seller and delivered to the Purchaser in a written statement (the “Estimated Net Working Capital Statement”) at least three Business Days prior to the Closing Date, of the excess of Net Working Capital as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Estimated Net Working Capital”) over $0 (the “Net Working Capital Target”) or excess of the Net Working Capital Target over the Estimated Net Working Capital, respectively, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser no fewer than two Business Days prior to the Closing Date.

(b) At the Closing, the Seller shall deliver to the Purchaser certificates representing the Shares, duly endorsed by the Seller for transfer to the Purchaser or accompanied by separate stock powers attached thereto and signed in blank.

(c) At the Closing, the Purchaser and the Seller shall execute and deliver to each other the Transition Services Agreement.

2.4 Purchase Price Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within 90 days following the Closing Date, the Purchaser will prepare, or cause to be prepared, and deliver to the Seller an unaudited statement (the “Closing Net Working Capital Statement”), which shall set forth the Purchaser’s good faith calculation of the Net Working Capital as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (“Closing Net Working Capital”). The Closing Net Working Capital Statement shall be prepared in accordance with the accounting principles, practices, methodologies and policies set forth on Section 1.1(b) of the Seller Disclosure Schedule and, in accordance with GAAP. After the Closing Date, at the Purchaser’s request, the Seller shall assist the Purchaser and its representatives in the preparation of the Closing Net Working Capital Statement, shall provide the Purchaser and its representatives with any information reasonably requested by them and shall give them reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Seller for such purpose.

(b) Upon receipt from the Purchaser, the Seller shall have 30 days to review the Closing Net Working Capital Statement (the “Review Period”). If the Seller disagrees with the Purchaser’s computation of Closing Net Working Capital, the Seller may, on or prior to the last day of the Review Period, deliver a notice to the Purchaser (the “Notice of Objection”), which sets forth its objection to the Purchaser’s calculation of Closing Net Working Capital. Any Notice of Objection shall specify those items or amounts with which the Seller disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller’s calculation of Closing Net Working Capital. The parties hereto acknowledge that (x) the sole purpose of the determination of Closing Net Working Capital is to adjust the Purchase Price so as to reflect the difference between the Closing Net Working Capital and the Net Working Capital Target and (y) the calculation of the Closing Net Working Capital is to be made on a basis consistent with the calculation of the Net Working Capital Target using the same accounting principles, practices, methodologies and policies.

(c) Unless the Seller delivers the Notice of Objection to the Purchaser within the Review Period, the Seller shall be deemed to have accepted the purchaser’s calculation of Closing Net Working Capital and the Closing Net Working Capital Statement shall be final, conclusive and binding on all parties hereto. If the Seller delivers the Notice of Objection to the Purchaser within the Review Period, the Purchaser and the Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Net Working Capital. If, at the end of such period or any mutually agreed extension thereof, the Purchaser and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent public accounting firm mutually acceptable to the Purchaser and the Seller (the “Independent

Accounting Firm”). If the Purchaser and the Seller are unable so to agree, each shall select a nationally recognized independent accounting firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean the third such firm. The parties shall instruct the Independent Accounting Firm promptly to review this Section 2.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Net Working Capital set forth in the Closing Net Working Capital Statement requires adjustment. The Independent Accounting Firm shall base its determination solely on written submissions by the Purchaser and the Seller and not on an independent review. The Purchaser and the Seller shall make available to the Independent Accounting Firm all relevant books and records and other items reasonably requested by the Independent Accounting Firm. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Accounting Firm shall deliver to the Purchaser and the Seller a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Net Working Capital; provided, however, that in no event shall Closing Net Working Capital as determined by the Independent Accounting Firm be more than the Seller’s calculation set forth in the Estimated Net Working Capital Statement nor less than the Purchaser’s calculation of Closing Net Working Capital set forth in the Closing Net Working Capital Statement. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the parties. The Purchaser and the Seller shall each pay their own costs and expenses incurred under this Section 2.4; provided, however, that the Independent Accounting Firm shall allocate, and the Purchaser and the Seller shall pay, its fees, costs and expenses between the Purchaser and the Seller in accordance with the percentage which the portion of the contested amount not awarded to the Purchaser, on the one hand, and the Seller, on the other hand, bears to the amount actually contested by or on behalf of such parties.

(d) Within three Business Days after Closing Net Working Capital has been finally determined pursuant to this Section 2.4:

(i) if the Closing Net Working Capital is less than the Estimated Net Working Capital, the Sellers shall pay to the Purchaser, as an adjustment to the Purchase Price, in the manner provided in Section 2.4(e), an amount of cash equal to the difference between the Estimated Net Working Capital and Closing Net Working Capital; or

(ii) if the Closing Net Working Capital exceeds the Estimated Net Working Capital, the Purchaser shall pay to the Seller, in the manner provided in Section 2.4(e), an amount of cash equal to the difference between the Closing Net Working Capital and the Estimated Net Working Capital.

(e) Any payment required to be made pursuant to Section 2.4(d) shall be made by the party required to make such payment by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such payment at least one Business Day prior to such transfer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

3.1 Organization and Good Standing. Each of the Seller, the Company and each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its organization and has all requisite corporate or other similar legal power to own, lease and operate its properties and to carry on its business as currently being conducted. The Company and each Subsidiary thereof is duly qualified to do business and is in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except as set forth on Section 3.1 of the Seller Disclosure Schedule or where the failure to be so qualified would not have a Material Adverse Effect.

3.2 Authority and Enforceability. The Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other similar action on the part of the Seller. This Agreement has been, and at the Closing each Ancillary Agreement to which the Seller is a party will be, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, will constitute the valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

3.3 No Conflicts.

(a) Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, the execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by the Seller of the Acquisition and the other transactions contemplated hereby and thereby will not, (i) violate the provisions of the governing or constitutive documents of the Seller or the Company or any of the Company’s Subsidiaries, (ii) require any consent or other action by any Person under, constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a default, or cause or permit the termination, cancellation, acceleration or other material change of any right or obligation or the loss or impairment of any material benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract or material Permit, (iii) assuming compliance by the Seller with the matters referred to in Section 3.3(b), violate any applicable Law or Order, or (iv) result in the creation of any encumbrance on the Shares or any of the properties or assets of the Company or any Subsidiary of the Company, except, in the case of the preceding clause (ii), where such violation would not be material.

(b) No Permit or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to the Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which the Seller is a party or the consummation of the Acquisition or the other transactions contemplated hereby or thereby, except for such Permits, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and the Other Antitrust Laws, (ii) as set forth in Section 3.3(b) of the Seller Disclosure Schedule or (iii) the failure to obtain which would not be material.

3.4 Capitalization.

(a) The Company. The Company has authorized for issuance 1,000 shares of common stock par value $0.01 per share, and all of such shares are issued and outstanding and held, beneficially and of record, by the Seller. All of the Shares were duly authorized and validly issued and are fully paid and nonassessable. The Seller has good and valid title to the Shares, free and clear of all Liens other than Permitted Liens. Other than the Shares, the Company does not have outstanding any Shares of capital stock or any options, warrants other securities exercisable or exchangeable for or convertible into shares of capital stock. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. The Company is not a party or subject to any Contract requiring it to purchase, redeem or otherwise acquire any shares of its capital stock or to declare or pay any dividend or other distribution in respect thereof.

(b) Subsidiaries of the Company. The authorized, and issued and outstanding, shares of capital stock (or other equity interests) of each Subsidiary of the Company is set forth on Section 3.4(b) of the Seller Disclosure Schedule. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, all of such issued and outstanding shares or other equity interests

(i) are owned, directly or indirectly, by the Company, and (ii) were duly authorized and validly issued and are fully paid and nonassessable. Other than such issued and outstanding shares or equity interests, no Subsidiary of the Company has outstanding any shares of capital Stock or equity interests or any options, warrants or other securities exercisable or exchangeable for or convertible into any shares of capital stock or equity interests. No Subsidiary of the Company is a party or subject to any Contract requiring it to purchase, redeem or otherwise acquire any shares of its capital stock or equity interests or to declare or pay any dividend or other distribution in respect thereof.

(c) No Indebtedness. Neither the Company nor any of its Subsidiaries have any Indebtedness nor are they obligated to pay any Transaction Expenses.

3.5 Financial Statements. Set forth in Section 3.5 of the Seller Disclosure Schedule are the (i) unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 26, 2010 and December 25, 2011 and the consolidated statement of income for the period ended December 26, 2010 and December 25, 2011 (the “Year-End Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 29, 2012 and the consolidated statement of income for the period ended July 29, 2012 (the “Interim Financial Statements” and, together with the Year-end Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP (except that they do not contain notes and the Financial Statements described in the immediately preceding clause (ii) are subject to normal year-end adjustments) applied on a consistent basis and, on such basis, fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except for obligations and liabilities reflected in the Financial Statements, neither the Company nor any Subsidiary thereof has off balance sheet liabilities or obligations of any nature.

3.6 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any material liabilities that would be required to be set forth on a balance sheet of the Company prepared in accordance with GAAP, other than (a) liabilities reflected or reserved for on the balance sheet contained in the Interim Financial Statements, (b) liabilities that have arisen since the date of the Interim Financial Statements in the ordinary course of business (which individually and in the aggregate are not material), and (c) liabilities incurred in the ordinary course of business under any Contracts, Leases or Company Benefit Plans to which the Company or a Subsidiary thereof is a party as of the date hereof (or any Contracts, Lease or Company Benefit Plans to which the Company or a Subsidiary thereof is a party entered into subsequent to the date hereof and not in violation of this Agreement) and that do not result from a breach by the Company or any Subsidiary thereof of such Contracts, Leases or Company Benefit Plans.

3.7 Taxes.

(a) Except as set forth in Section 3.7(a) of the Seller Disclosure Schedule, all material Tax Returns required to have been filed by or with respect to the Company and each

Subsidiary have been duly and timely filed, and each such Tax Return is true, correct and complete in all material respects. All material amounts of Taxes (whether or not reflected on such Tax Returns) payable by or on behalf of each of the Company, any of its Subsidiaries and any affiliated group of which the Company or any of its Subsidiaries is or was a member have been fully and timely paid.

(b) Except as set forth in Section 3.7(b) of the Seller Disclosure Schedule, there are no ongoing audits by any Taxing Authority with respect to the Company or its Subsidiaries.

(c) Except as set forth in Section 3.7(c) of the Seller Disclosure Schedule, the Company and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party (including, without limitation, any guide or other independent contractor).

(d) Except as set forth in Section 3.7(d) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries are a party to any Tax allocation or sharing agreement, except for any such agreement to be terminated on the date before the Closing Date pursuant to Section 5.11(h).

(e) Except as set forth in Sections 3.7(g) and 3.7(i), no representation or warranty contained in this Section 3.7 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date.

(f) No written claim or nexus inquiry has been made by a Tax Authority in a jurisdiction where neither the Company nor its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g) Except as set forth in Section 3.7(g) of the Seller Disclosure Schedule, there is no taxable income of the Company or any of its Subsidiaries that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including the Company or any of its Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b).

(i) The Seller and the Company are members of a “selling consolidated group” within the meaning of Treasury Regulations Section 1.338(h)(10)-1(b)(2).

3.8 Compliance with Laws; Permits. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. The Company or the applicable Subsidiary thereof owns, holds, possesses or lawfully uses all Permits which are necessary for it to conduct its business as now conducted, and all such Permits are valid and in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notices of material violation with respect to applicable Laws or such Permits.

3.9 Real Property.

(a) Neither the Company nor any of its Subsidiaries currently owns any real property.

(b) Section 3.9(b) of the Seller Disclosure Schedule contains a list of all leases and subleases of real property to which the Company or a Subsidiary is party (collectively, the “Leases”). The real property demised under any Lease is referred to herein as the “Leased Real Property”. Section 3.9(b) of the Seller Disclosure Schedule identifies the lessor and lessee, or sublessor and sublessee, as the case may be, of each parcel of Leased Real Property. The Seller has not received or sent a notice of material default under any Lease which remains uncured.

3.10 Title to and Sufficiency of Assets. The Company or one of its Subsidiaries owns all rights, title and interest in and to the tangible property purported to be owned by it (and good and valid leasehold interests in each of the Leases), free and clear of all Liens other than Permitted Liens. Except for services to be provided pursuant to the Transition Services Agreement and as set forth in Section 3.10 of the Seller Disclosure Schedule, the Company and its Subsidiaries collectively own all of the assets necessary for the operation of their business, and such assets are sufficient for the operation of their business, in all material respects as currently conducted.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Seller Disclosure Schedule sets forth a list that includes all Owned Intellectual Property that is registered or subject to an application for registration, including the jurisdictions where registered or where applications have been filed, and all registration or application numbers. The Company or one of its Subsidiaries owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property is, to the Seller’s Knowledge, valid and enforceable. None of the Owned Intellectual Property or Exclusively Licensed Intellectual Property is the subject of any written challenge, claim or demand to the Company questioning the ownership or rights in (as applicable), validity or enforceability of such Intellectual Property.

(b) The Owned Intellectual Property and the Third Party Licenses constitute all material Intellectual Property used in the business of the Company as it is conducted on the date hereof. Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, after giving effect to the transactions contemplated hereby, the Company will so own, or in the case of Third Party Licenses have the right to use, all such material Intellectual Property. To the Seller’s Knowledge, no Person is infringing, or otherwise violating any Owned Intellectual Property or Exclusively Licensed Intellectual Property in any material manner.

(c) Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, the Company and its Subsidiaries are not in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Owned Intellectual Property (the “Company Licenses”) or pursuant to which the Company or its Subsidiaries are permitted to use Intellectual Property owned by a third Person (including Exclusively Licensed Intellectual Property and “open source” software) (“Third Party Licenses”). To the Seller’s Knowledge, no Person is in breach of or has otherwise violated the terms of any Company License or Third Party License in any material manner.

(d) Except as set forth on Section 3.11(d) of the Seller Disclosure Schedule, all “guides” (as such term is used by the Company) whose content appears on a website created and maintained by the Company or its Subsidiaries have, with respect to such content, executed one of the form agreements identified on Section 3.11(d) of the Seller Disclosure Letter in the form made available to the Purchaser.

(e) Except as set forth in Section 3.11(e) of the Seller Disclosure Schedule, the business of the Company and its Subsidiaries and the Owned Intellectual Property do not infringe upon or otherwise violate the Intellectual Property rights of any third party and, as of the date hereof, there are no claims pending or, within the past 36 months, to the Seller’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries alleging that the Company’s business and the Owned Intellectual Property infringes or otherwise violates the Intellectual Property rights of any Person in any material manner.

(f) The Company and its Subsidiaries have taken reasonable measures, as appropriate, to maintain in confidence all trade secrets and confidential information of the Company.

(g) The Company (i) is in compliance with its internal and externally posted privacy policies and terms of use, and (ii) complies with the safe harbor requirements of the United States Designated Agent Filings For Safe Harbor Under Digital Millennium Copyright Act of 1998.

(h) Schedule 3.11(h) of the Seller Disclosure Schedule sets forth true and accurate traffic metrics information on the about.com and Affiliated websites, individually and in the aggregate, according to the parameters requested by the Purchaser and reflects the actual use of each website by its respective users for the periods covered by such metrics. The Company does not use any automated devices or applications in conjunction with its websites or any third party platform sites that are designed to obfuscate or manipulate key usage metrics reflected in such Section 3.11(h) of the Seller Disclosure Schedule, and the Company is unaware of any design or implementation element that has obfuscated or manipulated usage data. Except as reflected in the metrics contained in Section 3.11 of the Seller Disclosure Schedule, since June 30, 2012, the Company has not experienced any material adverse decline in its overall traffic, nor has it experienced a material adverse decline in its referral traffic coming from internet search engines (e.g., Google).

(i) (i) None of the Seller, the Company or its Subsidiaries, nor to the knowledge of the Company, any of its guides, have ever engaged in any material manner in the practice of search engine optimization techniques commonly referred to as “black hat” tactics with respect to any of the Company’s or its Subsidiaries’ website(s) (including, without limitation, hidden or invisible text, cloaking, Google bowling, spamdexing, keyword stuffing, doorway pages, paying for links back to the Company’s website(s), or any other tactics that do not comply with the rules and regulations of search engines), and no search engine has removed, penalized or otherwise asserted any Claim against the Seller, the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ website(s) alleging that the Seller, the Company or any of its Subsidiaries have engaged in any such “black hat” tactics; and (ii) to the Seller’s Knowledge, there are no links back to the Company’s or its Subsidiaries’ website(s) that the Seller, the Company or any of its Subsidiaries would disavow.

(j) The representations and warranties contained in this Section 3.11 are the Seller’s sole representations and warranties with respect to ownership, sufficiency, and non-infringement of Intellectual Property.

3.12 Absence of Certain Changes or Events. Except as set forth in the Section 3.12 of Seller Disclosure Schedule, since the date of the Interim Financial Statements (a) there has been no Material Adverse Effect, and (b) to the date hereof, there has not occurred any event that, if such event occurred following the execution and delivery of this Agreement, would have required the consent of the Purchaser pursuant to Section 5.1.

3.13 Contracts.

(a) Section 3.13(a) of the Seller Disclosure Schedule sets forth a list of each Contract to which the Company or any Subsidiary thereof is a party or by which it is bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets (other than purchase orders or Contracts for services in the ordinary course of business) which (A) provides for annual payments by the Company or any Subsidiary thereof of $250,000 or more and (B) has a residual term as of the date hereof of more than six months;

(ii) for the sale of materials, supplies, goods, services, equipment or other assets, and which (A) provides for annual sales by the Company or any Subsidiary thereof of $250,000 or more and (B) has a residual term as of the date hereof of more than six months;

(iii) that is Indebtedness of the Company or any Subsidiary thereof (including a note, debenture, bond, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or agreement or arrangement for a line of credit, or guarantee, pledge or undertaking of the indebtedness of any other Person, in any such case which is in excess of $100,000);

(iv) for material guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person (other than under Contracts entered into in the ordinary course of business);

(v) that contains a covenant not to compete that materially limits the conduct of the business of the business of the Company or any Subsidiary thereof as presently conducted;

(vi) in which the Company or any Subsidiary thereof commit to make a capital expenditure requiring payment in excess of $250,000;

(vii) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock or assets or otherwise) during the last three years;

(viii) that relates to any joint venture, partnership or similar arrangement;

(ix) with any Governmental Entity; or

(x) any other Contract or obligation not listed in the above clauses that individually had or has a value or payment obligation in excess of $250,000 annually or is otherwise material to the Company or any Subsidiary thereof or their respective business, operations, financial condition, properties or assets.

(b) Each Contract required to be listed in Section 3.9(b) or 3.13(a) of the Seller Disclosure Schedule (each, a “Material Contract”) pursuant to Section 3.13(a) is valid, binding and in full force and effect, and the Company or the Subsidiary thereof that is a party thereto and, to the Knowledge of the Seller, each other party thereto, is not in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Contract, except in each case as set forth in Section 3.13(b) of the Seller Disclosure Schedule. The Company has either delivered or made available to the Purchaser copies of each of the Material Contracts prior to the date hereof. Neither the Company nor, to the Seller’s Knowledge, any other party thereto is, prior to the date hereof, in material default or breach in any respect under the terms of any Material Contracts and, to the Seller’s Knowledge, no event has occurred that (with or without notice, lapse of time or both) would constitute such a default or breach by the Company or, to the Seller’s Knowledge, any other party thereto. To the Seller’s Knowledge, the Company has not received any written threat, notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.

(c) At and after Closing, neither the Company nor any Subsidiary thereof shall be bound by or otherwise subject to the terms of the Google Services Agreement between Google Inc. and The New York Times Company, effective as of July 1, 2012.

3.14 Litigation. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or litigation (each, an “Action”) pending or, to the Seller’s Knowledge, threatened against the Company or any of its Subsidiaries or, to the

Seller’s Knowledge, threatened or pending against any of their respective officers, directors, employees, independent contractors or consultants (in their capacities as such) which (a) challenges or seeks to enjoin, alter or delay the consummation of the Acquisition or the other transactions contemplated hereby or (b) that is criminal in nature, seeks injunctive relief or is otherwise material. There is no material unsatisfied judgment, penalty or award outstanding against the Company or any of its Subsidiaries or, to the Seller’s Knowledge, any of their respective officers, directors, employees or consultants (in their capacities as such).

3.15 Employee Benefits.

(a) Section 3.15 of the Seller Disclosure Schedule includes a list of all material Benefit Plans. Such list separately identifies those Benefit Plans (i) that are maintained by the Company or any of its Subsidiaries, or to which either the Company or any of its Subsidiaries is a party (i.e., those plans for which the Company or any of its Subsidiaries has any non-statutory liability, contingent or otherwise, following the Closing), and that are available to and for the benefit of, solely and exclusively, Employees or directors of the Company or any of its Subsidiaries and their eligible spouses, dependents or beneficiaries (the “Company Benefit Plans”) and (ii) that are not Company Benefit Plans (the “Seller Benefit Plans”). No Company Benefit Plan is subject to the Laws of any Governmental Entity other than those of the United States.

(b) The Seller has delivered or made available to the Purchaser copies of (i) summaries of each material Seller Benefit Plan, (ii) each Company Benefit Plan, (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required, and (iv) the most recent determination letters from the Internal Revenue Service, if applicable, with respect to each Seller Benefit Plan and Company Benefit Plan.

(c) Each Company Benefit Plan has been maintained and operated in all material respects in accordance with its terms and in compliance with all applicable provisions of applicable Laws (including ERISA and the Code). There are no investigations or audits by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) or Actions pending, or to the Knowledge of the Seller threatened, against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan that could give rise to any liability that would have a Material Adverse Effect.

(d) There are no circumstances pursuant to which the Seller could have a liability that would have a Material Adverse Effect under Title IV of ERISA in respect of any Seller Benefit Plan or any other plan that is not a Company Benefit Plan maintained or contributed to by the Seller or its Affiliates.

(e) Except as set forth in Section 3.15(e) of the Seller Disclosure Schedule, the execution of this Agreement or the consummation of the transactions contemplated hereunder (whether alone or in connection with any subsequent event) will not (i) entitle any current or former employee of the Company or any Subsidiary of the Company to any payment, or (ii) accelerate the time of payment, vesting, funding, or materially increase the amount of, any compensation or benefit due any such employee.

(f) Neither the Company nor any Subsidiary of the Company shall have any liability (contingent or otherwise) under ERISA following the Closing Date by reason of being a member of a group under common control or treated as a single employer under Section 414 of the Code with the Seller prior to the Closing Date.

3.16 Labor and Employment Matters.

(a) Neither the Company nor any Subsidiary thereof is a party or subject to any labor union or collective bargaining Contract. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Seller’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunals. There is no organizing activity involving the Company or any Subsidiary thereof pending or, to the Seller’s Knowledge, threatened by any labor organization or group of Employees.

(b) There are no material pending or, to the Seller’s Knowledge, threatened labor disputes, work stoppages, requests for representation, pickets, work slow downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any Subsidiary thereof. There are no material unfair labor practice charges, grievances or complaints pending or, to the Seller’s Knowledge, threatened by or on behalf of any Employee or group of Employees.

(c) The Company and any Subsidiaries are in compliance with (i) all Laws relating to the classification of workers and (ii) all other Laws relating to the employment of labor, including without limitation all Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, and the collection and payment of withholding taxes, FICA taxes, or any similar tax except for immaterial non-compliance.

3.17 Environmental. Except as set forth in Section 3.17 of the Seller Disclosure Schedule and except for any matter that would not have a Material Adverse Effect, (a) the Company and each Subsidiary thereof is in compliance with all applicable Laws in effect as of the Closing Date relating to protection of the environment (“Environmental Laws”), (b) the Company and each Subsidiary thereof possesses and is in compliance with all Permits required under Environmental Law for the conduct of its operations and (c) there are no Actions pending or, to the Knowledge of the Seller, threatened against the Company or any Subsidiary thereof alleging a violation of any Environmental Law. The representations and warranties contained in this Section 3.17 are the Seller’s sole representations and warranties with respect to environmental matters and Environmental Laws.

3.18 Insurance. Section 3.18 of the Seller Disclosure Schedule sets forth a list of each material insurance policy which covers the Company or any Subsidiary thereof. Such policies are in full force and effect in all material respects and the Seller is not in material default with respect to its obligations under any such policy. The Purchaser acknowledges that the Company and its Subsidiaries will cease to be covered by such policies effective as of the close of business on the Closing Date.

3.19 Brokers. Except for fees and commissions of Allen & Company, which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company.

3.20 Transactions with Affiliates. Section 3.20 of the Seller Disclosure Schedule sets forth (i) each Contract between the Company or a Subsidiary, on the one hand, and the Seller or any of its Affiliates (other the Company or any Subsidiary thereof), (ii) a list of the material services provided by the Seller or any of its Affiliates (other than the Company or a Subsidiary) to the Company or any Subsidiary thereof and (iii) each Contract to which Seller or an Affiliate (other than the Company or one of its Subsidiaries) is a party and pursuant to which the Company or any of its Subsidiaries receives material goods or services (each, an “Affiliated Relationship”). Except as set forth in Section 3.20 of the Seller Disclosure Schedule or contemplated by the Transition Services Agreement, none of the Affiliated Relationships will continue in effect after the Closing.

3.21 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE III, NEITHER THE SELLER NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE, AND THE PURCHASER IS NOT RELYING ON, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES OR OPERATIONS, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) THE OPERATION OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES BY THE PURCHASER AFTER THE CLOSING OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF SUCH BUSINESS AFTER THE CLOSING. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

4.1 Organization and Good Standing. The Purchaser is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other legal power to own, lease and operate its properties and to carry on its business as currently being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the ability of such Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

4.2 Authority and Enforceability. The Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other similar action on the part of such Purchaser. This Agreement has been, and at the Closing each Ancillary Agreement to which the Purchaser is a party will be, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

4.3 No Conflicts.

(a) The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by the Purchaser of the Acquisition and the other transactions contemplated hereby and thereby will not, (i) violate the provisions of the charter, articles or certificate of incorporation or any other organizational document or bylaws or other constitutive document of the Purchaser, (ii) violate any Contract to which the Purchaser is a party, or (iii) to the Purchaser’s knowledge, assuming compliance by the Purchaser with the matters referred to in Section 4.3(b), violate any Law or Order applicable to the Purchaser, except in each such case where such violation would not have a Purchaser Material Adverse Effect.

(b) No Permit, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which the Purchaser is a party or the consummation of the Acquisition or the other transactions contemplated hereby or thereby, except for such Permits, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and the Other Antitrust Laws, or (ii) the failure to obtain which would not have a Purchaser Material Adverse Effect.

4.4 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Purchaser, threatened in writing against the Purchaser which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Acquisition or the other transactions contemplated hereby or (b) would have a Purchaser Material Adverse Effect.

4.5 Purchase for Investment. The Shares purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, any Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any other applicable securities law.

4.6 Availability of Funds. The Purchaser has cash currently available sufficient to enable it to consummate the Acquisition, and such cash resources will be available to the Purchaser on a timely basis to consummate the Acquisition.

4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any Affiliate of the Purchaser.

4.8 Due Diligence. The Purchaser acknowledges that (a) it has had the opportunity to visit with the Seller and its Affiliates and meet with officers and other representatives of the Company to discuss the business, assets, liabilities, financial condition, cash flows and operations of the Company, and (b) all materials and information requested by the Purchaser have been made available to its reasonable satisfaction.

4.9 No Other Representations. The Purchaser acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Seller explicitly set forth in this Agreement or in any certificate contemplated hereby and delivered by the Seller in connection herewith (including the Ancillary Agreements). Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that the Seller makes no representation or warranty to the Purchaser with respect to: (a) any projections, estimates, forecasts or budgets heretofore delivered to or made available to the Purchaser of future revenues, expenses or expenditures or future results of operations; or (b) except as expressly covered by a representation or warranty contained in Article III or in any certificate contemplated hereby and delivered by the Seller in connection herewith (including the Ancillary Agreements), any other information or documents (financial or otherwise) made available to the Purchaser, any Affiliate thereof or their respective counsel, accountants or advisers, including in certain “data rooms”, management presentations, offering memoranda or in any other form in contemplation of the Acquisition and the other transactions contemplated hereby. With respect to any projection, estimate, forecast or budget made available by the Seller, the Purchaser acknowledges that: (w) there are uncertainties inherent in attempting to make such projections, estimates, forecasts or budgets; (x) it is familiar with such uncertainties; and (y) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it.

ARTICLE V

COVENANTS

5.1 Conduct of Business. Except as set forth in Section 5.1 of the Seller Disclosure Schedule, as otherwise contemplated by this Agreement or as required by applicable Law, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing Date, except with the consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned), the Seller shall cause the Company and each of its Subsidiaries to maintain its corporate existence and shall conduct the business of the Company and its Subsidiaries in a manner consistent with past practice during the 12 months immediately preceding the date hereof, use its reasonable best efforts to preserve intact the material relationships of the Company and its Subsidiaries with customers, suppliers and distributors and to keep available the services of guides, independent contractors and key employees of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except for matters set forth on Schedule 5.1 of the Seller Disclosure Schedule, or as otherwise contemplated by this Agreement, without the consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned), the Seller shall not with respect to the Company and its Subsidiaries and shall not permit the Company or any of its Subsidiaries to:

(a) sell, lease, sublease, abandon, allow to lapse, license, exchange or otherwise transfer or dispose of any property or assets having a value individually exceeding $50,000 or an aggregate exceeding $250,000, except in the ordinary course of business consistent with past practice;

(b) mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets except pursuant to existing Contracts;

(c) amend the charter, articles or certificate of incorporation or by-laws or any other governing or constitutive document of the Company or any Subsidiary thereof;

(d) issue any additional equity interests or amend the terms of existing equity interests of the Company or any Subsidiary thereof;

(e) declare or pay any dividends on or make any other distributions (other than in cash) in respect of any of the Shares;

(f) except as may be required pursuant to an existing Contract or Benefit Plan as of the date hereof (a copy of which has been provided to Purchaser), (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any Employee or director, (ii) other than increases in the compensation of guides in the ordinary course of business consistent with past practice, increase the compensation of any independent contractor of the Company or any of its Subsidiaries, or (iii) pay any bonus or other amount to any Employee, director, guide or independent contractor of the Company or any of its Subsidiaries;

(g) terminate or fail to renew or amend in any material respect any Material Contract, or waive, release or assign any material rights or material claims thereunder, or enter into any Contract that would be a Material Contract if it were in existence on the date hereof;

(h) except as may be required pursuant to an existing Contract or Benefit Plan as of the date hereof (a copy of which has been provided to Purchaser) or, pursuant to any Seller Benefit Plan (as may be amended, modified or restated), (i) increase pension or other benefits or (ii) enter into, adopt or modify in any material respect any Company Benefit Plan or other agreement or arrangement between the Company or any of its Subsidiaries and any Employee, director or independent contractor of the Company or any of its Subsidiaries other than as required by applicable Laws;

(i) make any material changes in its accounting methods, principles or practices;

(j) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary thereof;

(k) incur any Indebtedness that will not be repaid in full prior to the Closing;

(l) make any loans or advances that will not be repaid in full prior to the Closing or any investments in, or capital contributions to, any Person (including any investment in, or capital contribution to, any Subsidiary of the Company by the Company or any other Subsidiary of the Company);

(m) (i) other than with respect to capital expenditures incurred in connection with the build-out of the 1500 Broadway Lease, make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $250,000 in the aggregate, and (ii) with respect to capital expenditures incurred in connection with the build-out of the 1500 Broadway Lease, make any such capital expenditures not consistent in any material respect with the amounts set forth on the capital expenditure budget set forth on Section 5.1(m) of the Seller Disclosure Schedule or not generally consistent with the timing of such expenditures set forth on such capital expenditure budget;

(n) make, change or revoke any material Tax election, amend any material Tax Return, settle or compromise any material Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, except to the extent such election, amendment, settlement, compromise, or change (A) is in connection with a Combined Tax Return or (B) does not materially increase any obligations of the Company or any Subsidiary thereof with respect to Taxes for a Post-Closing Period or materially affect any Tax attribute of the Company or any Subsidiary thereof for a Post-Closing Period;

(o) make any change to the way any Person who, as of the date of this Agreement, is classified by the Seller, the Company or any of their respective Subsidiaries or Affiliates, as an Employee or guide or independent contractor of the Company or any of its Subsidiaries, is classified under any Laws relating to the classification of workers; or

(p) agree to do any of the foregoing.

5.2 Access to Information. The Seller shall, and shall cause the Company, to afford to the Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours prior to the Closing, to the personnel, the contact information for all guides and independent contractors (and provide such reasonable assistance to the Purchaser as requested to facilitate communications with such guides and independent contractors), properties, books, Contracts and records of the Company; provided, however, that (a) such access (i) does not disrupt the normal operations of the Company or (ii) violate any Law or the terms of any applicable Contract or be reasonably likely to jeopardize attorney client privilege, (b) the Purchaser shall not have access to individual performance or evaluation records, medical histories or other information that in the Seller’s opinion is sensitive or the disclosure of which could subject the Seller or any of its Affiliates to risk of liability, and (c) such access complies with applicable Law, Permitted Liens and leases.

5.3 Commercially Reasonable Efforts; Antitrust Clearance.

(a) (i) Upon the terms and subject to the conditions hereof and subject to Sections 5.3(b), (c) and (d), each of the Purchaser and the Seller shall use its commercially reasonable efforts to (x) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Acquisition as promptly as practicable, and (y) obtain in a timely manner all necessary waivers, consents and approvals and effect all necessary registrations and filings. (ii) In furtherance of the terms of Section 5.3(a)(i), following the date of the Agreement, Seller and its Affiliates shall cooperate and provide all information reasonably requested by the Purchaser and/or its Affiliates relating to or in connection with (x) the obligations of the Purchaser and/or its Affiliates under Section 5.14 and (y) the enrollment of the Employees under the Purchaser’s (or their Affiliate’s) employee benefit or compensation plans and the continuation of the service relationship of each guide or independent contractor of the Company or any of its Subsidiaries with the Purchaser and its Affiliates, in each case, following the Closing, including permitting the Purchaser (or any of its Affiliates) to meet with and interview the appropriate members of the Company or any of its Subsidiaries’ human resources department (consistent with the terms of Section 5.2) or other employees as may be required to assist the Purchaser in complying with the Purchaser’s obligations under Section 5.14 and, as promptly as practicable following a request by the Purchaser providing, such employment records, payroll files (including information on tax withholding), recognized credited service, accrued and unused vacation and paid-time off and such other information as reasonably requested by the Purchaser as may be reasonably required by the Purchaser to comply with Purchaser’s obligations under Section 5.14. (iii) In furtherance of the foregoing, from and after the date hereof (including after the Closing), the Seller shall, and shall cause its Affiliates to, reasonably cooperate with the Purchaser and, after the Closing, the Company, in connection with the prompt preparation of an audited consolidated balance sheet of the Company as of December 25, 2011 and audited consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows of the Company for the year then ended (collectively, the “Audited Company Financial Statements”) and unaudited consolidated balance sheet as of the latest required interim period that precedes the Closing and unaudited consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows of the Company for the period then ended and the corresponding interim period of the preceding year (collectively, the “Unaudited Company Financial Statements”). Such cooperation shall include all actions, information and access reasonably requested by the Purchaser and, after the Closing, the Company, including the following: making its employees and outside accountants and advisors available (in a manner consistent with the terms of Section 5.2) to the Purchaser and, after the Closing, the Company; using commercially reasonable efforts to cause such employees and outside accountants and advisors to cooperate with the Purchaser and, after the Closing, the Company; providing the Purchaser and, after the Closing, the Company, and using commercially reasonable efforts to cause its employees and outside accountants and advisors to provide the Purchaser and, after the Closing, the Company with, all financial information (including work papers and other materials used by such persons in preparing the historical unaudited consolidated financial statements of the Company) reasonably requested by them; subject to the last sentence of this Section 5.3(a)(iii), incurring reasonable fees and expenses to comply with the terms of this Section 5.3(a)(iii); using commercially reasonable efforts to cause its outside auditors to enter into such letters, authorizations or other agreements as are customarily requested by the independent auditors of the Purchaser and the Company in connection with the preparation of audited financial statements of an acquired company in transactions similar to the transactions contemplated by this Agreement. The Purchaser agrees to promptly reimburse the Seller for all reasonable and documented third party fees and expenses actually incurred by it (including reasonable and documented fees and expenses of its outside auditors) in connection with the terms of this Section 5.3(a)(iii).

(b) The Seller and the Purchaser shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five Business Days following the date hereof, file with (i) the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the Acquisition and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of the Seller and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. The Purchaser shall be responsible for all filing fees payable in connection with such filings and for any local counsel fees.

(c) The Seller and the Purchaser shall use their respective best efforts promptly to obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the Acquisition and the other transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request. In addition, the Purchaser and its Affiliates (i) shall take any and all steps necessary to avoid or eliminate every impediment under any Law that may be asserted by any Governmental Entity or any other party so as to enable the parties expeditiously to close the Acquisition, including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Entity, and (ii) shall contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement, provided that the Purchaser shall pursue any of foregoing actions described in this clause (ii) only upon the express and affirmative consent of the Seller.

(d) The parties hereto shall instruct their respective counsel to cooperate with each other and use their respective best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the any Other Antitrust Laws at the earliest practicable dates. Such best efforts and cooperation include, but are not limited to such counsel’s undertaking (i) promptly to inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

5.4 Notification. The Seller has the right to notify the Purchaser of the existence or happening of any fact, event or occurrence which, if existing or known as of this date hereof, would have been required to be set forth or described in the Seller Disclosure Schedule. No such notice shall be deemed to supplement or amend the Seller Disclosure Schedules; provided, however, that if such fact, event or occurrence would constitute a breach of any representation or warranty such that the condition set forth in Section 6.2(a) would not be satisfied, and the Closing occurs, the Seller Disclosure Schedule will be deemed supplemented or amended by such notice for purposes of Article VIII.

5.5 Non-Solicit.

(a) The Seller agrees that it and its Subsidiaries shall not (and shall cause their respective Affiliates not to), for a period of two years immediately following the Closing Date, solicit, entice or induce for itself or any other Person, the services or employment of any Person who was an employee or independent contractor (other than guides) of the Company or any Subsidiary thereof on the Closing Date; provided, however, that advertisements by way of newspapers, magazines, trade publications, internet or other general media or executive search not specifically directed at any such Person shall not constitute a violation of this provision.

(b) With respect to guides, the Seller agrees that it and its Subsidiaries shall not (and shall cause their respective Affiliates not to), for a period of two years immediately following the Closing Date entice or induce, for itself or any other Person, any guide to terminate its services with the Company.

5.6 Confidentiality.

(a) The Purchaser acknowledges that the information being provided to it in connection with the consummation of the Acquisition is subject to the terms of a confidentiality agreement dated as of August 21, 2012 between the Purchaser and the Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and its Subsidiaries. The Purchaser acknowledges that all other information made available to it by the Seller or any Affiliate thereof or their respective representatives concerning the Seller or any of their Affiliates (other than the Company and its Subsidiaries) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b) For a period commencing on the Closing Date and ending on the sixth anniversary of the date hereof, the Seller shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information relating to the Company and its Subsidiaries obtained by virtue of the Seller’s ownership thereof prior to the Closing

5.7 Support Services. Except as set forth in the Transition Services Agreement, the Purchaser agrees that as of the Closing Date, the Seller and its respective Affiliates shall have no obligation to provide any support or other services to the Company or any of its Subsidiaries (including any of the services for which allocations were previously paid by the Company).

5.8 Resignations. On the Closing Date, the Seller shall cause to be delivered to the Purchaser duly signed resignations, effective as of the Closing, of all directors of their position as a director of the Company; provided, however, that no such resignation by any individual shall be a resignation from employment with the Company if such individual is so employed unless the Purchaser so requests.

5.9 Consents. The Purchaser acknowledges that certain consents and waivers with respect to the Acquisition may be required from parties to Contracts to which the Seller or its Affiliates is a party and that such consents and waivers have not been obtained as of the date hereof. Provided that the Seller is in compliance with the terms of this Section 5.9, the Purchaser agrees that the Seller and its Affiliates shall have no liability to the Purchaser or any Affiliate thereof (including, following the Closing, the Company) arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the Acquisition or the termination of any Contract as a result thereof. The Purchaser acknowledges that the Closing is not conditioned on the Seller or the Purchaser obtaining any such consents or waivers. Prior to the Closing, the Seller shall, and shall cause its Affiliates to, cooperate with the Purchaser, upon the request of the Purchaser, in any commercially reasonable manner in connection with the Purchaser obtaining any such consents and waivers in order for such Contracts to remain in full force and effect following the Closing; provided, however, that such cooperation shall not include any requirement of the Seller or any of its Affiliates (including the Company) to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

5.10 Public Announcements. Neither the Purchaser nor the Seller nor any of their respective Affiliates shall, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party with as much time as practicable to comment on such release or announcement in advance of such issuance.

5.11 Tax Matters.

(a) All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne one-half by the Purchaser and one-half by the Seller when due, and each party shall indemnify, defend and hold harmless the other party and its respective Affiliates with respect to such Transfer Taxes for which such party is responsible hereunder. The Purchaser shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes, and, if required by applicable Law, the Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and documentation.

(b) The Seller shall be responsible for the preparation and filing of (i) all Tax Returns required by Law to be filed by the Company, or which include the Company, for taxable periods ending on or before the Closing Date, and (ii) all Combined Tax Returns for all taxable periods, and (iii) shall pay all Tax liabilities shown by such Tax Returns to be due. The Seller shall have the sole right to file amended Tax Returns with respect to the Company or its Subsidiaries relating to taxable periods ending on or before the Closing Date; provided that any such amendment does not materially increase any obligations of the Company or any Subsidiary thereof with respect to Taxes for a Post-Closing Period or materially affect any Tax attribute of the Company or any Subsidiary thereof for a Post-Closing Period. The Seller shall retain any refunds received for Taxes paid for Pre-Closing Periods with respect to the Company or its Subsidiaries, along with any interest related thereto, and any such refunds received by the Company after the Closing shall be paid promptly to the Seller, along with any interest related thereto. The Purchaser and the Company shall retain all other refunds received for Taxes with respect to the Company or its Subsidiaries, along with any interest related thereto.

(c) The Purchaser shall file or cause to be filed all Tax Returns of, or that include, the Company or its Subsidiaries, and that are not described in Section 5.11(b) and shall pay all Tax liabilities shown by such Tax Returns to be due. The Purchaser shall provide a substantially complete and accurate draft of each Straddle Period Tax Return to the Seller no later than 20 Business Days prior to the due date for such Tax Return (including any extension thereof) for the review and approval of the Seller, such approval not to be unreasonably withheld. Not later than five Business Days before the due date for any Straddle Period Tax Return (including any extension thereof), the Seller shall pay to the Purchaser the portion of the Taxes set forth on such Tax Return that are allocable to the Pre-Closing Period (under principles set forth in Sections 5.11(d) and (e)), net of any payments made prior to the Closing Date in respect of such Taxes, whether as estimated Taxes or otherwise.

(d) If the Company or its Subsidiaries are permitted but not required under applicable Tax Laws to treat the Closing Date as the last day of a taxable period for any applicable Tax, then the parties hereto shall cause the Company or such Subsidiary, as applicable, to treat that day as the last day of a taxable period. In the case of Taxes arising in a taxable period of the Company or a Subsidiary that includes but does not end on the Closing Date, except as provided in Section 5.11(e), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(e) In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period.

(f) Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(g) The Purchaser shall not make an election under Section 338(g) of the Code with respect to its purchase of the stock of the Company or any of its Subsidiaries or an election under Section 338(h)(10) of the Code with Respect to Consumersearch. The Purchaser will be responsible for any Taxes attributable to any action taken by the Purchaser, its Affiliates or the Company or its Subsidiaries on the Closing Date following the time of the Closing outside the ordinary course of business, other than any actions expressly contemplated by this Agreement.

(h) Prior to the Closing Date, the Seller shall terminate any and all agreements (except as noted in Section 3.7(d) of the Seller Disclosure Schedule) providing for the allocation of Taxes between the Company or its Subsidiaries, on the one hand, and any Person other than the Company or its Subsidiaries, on the other hand, such that neither the Company nor any of its Subsidiaries shall have any obligations thereunder following the Closing

5.12 Procedures Relating to Tax Claims.

(a) The Seller shall, at its own expense, control any audit of or proceeding involving any Tax of the Company or its Subsidiaries if such claim either (i) relates solely to a Pre-Closing Period or (ii) relates to a Combined Tax Return and, without limiting the foregoing, may in its sole discretion pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided that any such pursuit (or decision to forgo such pursuit), payment, contest or other action in connection therewith does not materially increase any obligations of the Company or any Subsidiary thereof with respect to Taxes for a Post-Closing Period or materially affect any Tax attribute of the Company or any Subsidiary thereof for a Post-Closing Period; provided, further, that in the event that the Seller receives a claim for Taxes or a notice of a pending or threatened audit from any Taxing Authority in writing (a “Tax Claim”) with respect to a Tax Return (other than a Combined Tax Return) that relates to the Company or a Subsidiary for any such period, the Seller shall promptly notify Purchaser of such Tax Claim and of any action taken or proposed to be taken. In the event that the Purchaser wishes to participate (but not control the conduct of) in such audit or proceeding relating solely to the Company and its Subsidiaries, it may do so at its own expense.

(b) The Purchaser shall, at its own expense (subject to the Seller’s indemnification obligation under Section 8.2), control any audit of or proceeding not described in Section 5.12(a); provided, however, that in the event that the Purchaser receives a Tax Claim or a notice of a Tax Claim with respect to a Tax Return that relates to the Company or its Subsidiaries for a Tax period that begins before and ends after the Closing Date, Purchaser shall promptly notify the Seller of such Tax Claim and of any action taken or proposed to be taken and shall describe the asserted Tax liability in reasonable detail and provide to the Seller copies of any notice or other document received from any Taxing Authority in respect of such asserted Tax liability. In the event that the Seller wishes to participate in such audit or proceeding, it may do so at its own expense. Purchaser shall not, without the Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise such Tax Claim.

(c) If the Purchaser, the Seller or their respective Affiliates, as the case may be, receives a notice with respect to a Tax Claim for which the other party is responsible hereunder, such party shall promptly provide the Purchaser or the Seller, as the case may be, with a copy of such notice as appropriate.

(d) If there is a conflict relating to the procedures set forth in Sections 8.4 and 8.5 and the procedures set forth in Sections 5.11 and 5.12, the procedures set forth in Sections 5.11 and 5.12 shall govern with respect to Tax matters.

5.13 Section 338(h)(10) Election; Election Allocations.

(a) The Purchaser and the Seller shall, or shall cause their Affiliates to, join in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign tax law (collectively, the “Section 338(h)(10) Election”) with respect to the Company. Seller will pay any Taxes resulting from the making of the Section 338(h)(10) Election. No Section 338(h)(10) Election shall be made with respect to Consumersearch.

(b) For the purpose of making the Section 338(h)(10) Election for federal income tax purposes, on or prior to the Closing Date, the Purchaser and the Seller each shall deliver to the other an executed original IRS Form 8023 (or successor form). The Purchaser will file the IRS Form 8023 with the IRS at least 30 days prior to the due date of such form, and the Purchaser will provide the Seller a copy of such filing.

(c) The Purchaser shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election. In addition to the IRS Form 8023, the Seller shall execute (or cause to be executed) and deliver to the Purchaser such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least 60 days prior to the date such Section 338(h)(10) Election is required to be filed.

(d) The Purchaser and the Seller shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable laws.

(e) Within 90 days after the Closing Date, the Purchaser shall provide to the Seller a statement (the “Allocation Statement”) allocating the Purchase Price or any other items that are treated as additional Purchase Price for tax purposes among the Company and its Subsidiaries and among the different items of assets of the Company and its Subsidiaries. The Purchaser shall provide the Seller a reasonable opportunity to review and comment on the Allocation Statement and cooperate in good faith with the Seller to resolve any disagreement relating to the calculations or allocations set forth in the Allocation Statement. If an Agreement is reached with respect to the Allocation Statement, Purchaser and Seller shall file all Tax Returns (such as IRS Form 8883 or any other forms required to be filed pursuant to Section 338 of the Code or any comparable provisions of Law) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith. If the Purchaser and Seller do not reach an agreement with respect to the Allocation Statement, the Purchaser and Seller shall file their respective Tax Returns in the manner each party in good faith deems appropriate.

5.14 Employment Matters.

(a) With respect to the Employees, the Purchaser agrees: (i) for the 12 month period following the Closing Date, to provide (x) annual base salary or base wages, and cash incentive compensation opportunities that are no less favorable than the amount of such annual base salary or base wages and cash incentive compensation opportunities (excluding change in control, retention or any similar arrangements) provided to the Employees immediately prior to the Closing Date (it being understood that, as it relates to sales Employees, sales quotas/targets for 2013 may be set or adjusted in the Purchaser’s discretion), and (y) employee benefits that are substantially comparable in the aggregate as to those provided to similarly situated employees of Purchaser; (ii) for the calendar year including the Closing Date, to waive any limitations regarding pre-existing conditions, exclusions and waiting periods under any plan that provides for medical benefits maintained by the Purchaser or any of their Affiliates for the benefit of such Employee to the extent waived or satisfied under the applicable corresponding Company Benefit Plan or Seller Benefit Plan; (iii) for all purposes under all benefit plans of the Purchaser or its Affiliates, including, but not limited to, any plan that provides for vacation, paid-time-off or severance benefits, in which such Employee is eligible to participate, to treat all service by the Employee provided to the Company before the Closing Date as service provided to the Company, the Purchaser and their Affiliates, excluding benefit accruals under defined benefit pension plans and (iv) to recognize any unused sick, vacation or personal leave days that such Employee has accrued as of the Closing Date for purposes of the vacation plan or policies of the Purchaser or its Affiliates.

(b) Without limiting the scope of Section 5.14(a), should the employment of any Employee be terminated during the 12 month period following the Closing (i) by the Purchaser or its Affiliates, or (ii) by the Employee on account of a relocation without consent of his or her principal place of employment to a location that increases his or her commuting distance by 50 miles or more, or on account of a change in his or her position such that it is no longer comparable to the position held immediately prior to the Closing, the Purchaser shall provide such Employee severance payments and benefits in an amount no less than that to which the Employee would have been entitled pursuant to the terms of the severance pay plan applicable to such employee immediately prior to the Closing (taking into account both pre-Closing and post-Closing service performed by such Employee, and without regard to the ability of the plan administrator thereunder to reduce the severance levels).

(c) On or immediately prior to the Closing Date, Seller shall, or shall cause any applicable Subsidiary of Seller or other Affiliate of Seller to, fully vest the unvested account balances of the Employees who participated in The New York Times Companies Pension Plan and The New York Times Company Savings Restoration Plan as of immediately prior to the Closing. As soon as practicable after the Closing, the Purchaser shall cause to be maintained for the benefit of the Employees a defined contribution plan intended to be qualified under Section 401(a) of the Code which includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser’s 401(k) Plan”). As soon as practicable thereafter, and if requested by an Employee, the Seller or one of its Affiliates shall take all actions necessary to initiate a transfer of eligible rollover distributions as defined in section 401(a)(31) of the Code, from the tax-qualified 401(k) plan maintained by the Seller or its Affiliates in which the Employees participate, to the Purchaser’s 401(k) Plan, and the Purchaser shall cause its 401(k) Plan to accept such rollover. Individual account balances shall be valued as of the date of transfer, and the transfer shall be in cash, except that outstanding loan balances shall be transferred in the form of notes or other documentation evidencing such loans.

(d) As soon as practicable after the Closing, and in accordance with the terms of the Transition Services Agreement, the Purchaser shall cause the Company to be responsible for all health, disability and workers’ compensation claims in respect of the Employees or former employees of the Company (or their beneficiaries and dependents) that would otherwise be covered under a Seller Benefit Plan, Company Benefit Plan or a workers’ compensation policy of the Seller or its Affiliates. The Purchaser shall also cause the Company to be responsible for the provision of “COBRA” coverage under part 6 of Title I of ERISA with respect to the Employees or former employees of the Company (or their beneficiaries and dependents), regardless of when the “qualifying event” occurred.

(e) No provision of this Agreement is intended to or will create any third party beneficiary rights to any person, including any Employee, any representative of an Employee, or any dependent of such an Employee, including, without limitation, with respect to continued employment or resumed employment, employee benefits or any other matter.

(f) Neither the Purchaser nor any of its Affiliates shall adopt, become a sponsoring employer of, or, except as otherwise provided in Section 5.14(d), have any liabilities or obligations with respect to the Seller Benefit Plans.

5.15 Further Action.

(a) From and after the Closing Date each of the Purchaser and the Seller shall, and shall cause their respective Affiliates to, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Subject to the terms of the Transition Services Agreement: (i) all cash and other remittances, mail and other communications relating to the Company or any of its Subsidiaries received by the Seller or its Affiliates shall be promptly turned over to the Purchaser by the Seller; and (ii) all cash and other remittances, mail and other communications relating to the Seller or any of its Affiliates (other than the Company and its Subsidiaries) received by the Purchaser shall be promptly turned over to the Seller by the Purchaser.

(b) For a period commencing on the Closing Date and ending on the sixth anniversary of the date hereof, the Purchaser shall use commercially reasonable efforts to maintain all books and records of the Company and its Subsidiaries relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to the Seller as reasonably requested. If at any time after the Closing, the Seller reasonably requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof (at the Seller’s cost) from the Purchaser.

5.16 Non-Competition. The Seller agrees that it and its Subsidiaries shall not (and shall cause their respective Affiliates not to), for a period of two years immediately following the Closing Date, directly or indirectly, singularly or in the aggregate, anywhere in the world, own or control any ownership interests of, or otherwise run, manage, operate, direct, control or participate in the ownership, management, operation or control of, any Competing Business other than an ownership interest of not more than 5% in the aggregate in any Person that is a Competing Business. “Competing Business” means any business engaged in the production at scale of content created by subject matter experts writing original content in their individual areas of expertise (e.g., “how-to” content), primarily for digital distribution, and operating on an economic model that incentivizes the creators for increased page views, engagement and/or monetization. For avoidance of doubt, “Competing Business” shall not include (i) any website that is the internet version of any print media equivalent produced by the Seller or its Affiliates (e.g., the online version of a newspaper or magazine such as nytimes.com) or (ii) any other internet site owned or operated by the Seller or its Affiliates on the date hereof. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that the terms of this Section 5.16 shall in no event restrict the Seller in any way from acquiring or investing in any Person or business which is engaged in part in a Competing Business (provided that (A) such Competing Business does not generate more than either (x) 25% of the total revenues generated by such Person or business or (y) $25,000,000 or (B) if such Competing Business does not meet the terms of clause (A) of this proviso, the Purchaser uses commercially reasonable efforts to sell such Competing Business promptly and in any event within one year following the date of such acquisition).

5.17 Software License. Immediately following the Closing, the Purchaser shall cause the Company to grant to the Seller and its Affiliates a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable (through multiple tiers solely for the purposes of providing services to or processing the business of the Seller and its Affiliates) right and license, effective as of the Closing Date, in, to and under the SOS System (the “Licensed Software”) for continued internal use in the respective businesses of the Seller and its Affiliates, including the right to (a) internally use, reproduce, create derivative works of, perform and display the Licensed Software and use of the source code form of the Licensed Software to modify and maintain the Licensed Software. Seller acknowledges and agrees that all derivative works of the Licensed Software created by or on behalf of the Seller or its Affiliates are and shall remain subject to the Company’s exclusive ownership of the underlying copyright in the Licensed Software. The license granted by the Company shall be non transferrable, except that the Seller and each of its Subsidiaries may transfer the foregoing rights and licenses to any Person in connection with the sale, divestiture, merger, reorganization, consolidation or change-in-control transaction of the business or business unit using the Licensed Software. The Seller and its Affiliates will keep the source code form of the Licensed Software confidential and shall disclose it only to their respective employees, consultants and contractors in order for the Seller and its Affiliates to internally use, modify and maintain such source code as permitted in this Section 5.17. Within five Business Days following the Closing Date, Purchaser shall cause the Company to confirm in writing to the Seller that the foregoing license has been granted, such writing to be in a format acceptable to the Seller in its sole discretion (an example of an acceptable writing would be a short written statement, signed by an officer of the Company, confirming and ratifying the Company’s intention to be bound by the license set forth in this Section 5.17. Notwithstanding any other provision of this Agreement, Seller and its Affiliates acknowledge and agree that (x) the Purchaser and its Affiliates (including the Company and its Subsidiaries) shall have no obligation (whether express or implied) to deliver, maintain, correct, update, upgrade, test, or otherwise support any version of the Licensed Software and (y) the Licensed Software is licensed by the Company to Seller and its Affiliates on an as-is, where-is basis and without any representations or warranties of any kind (whether express or implied), including any implied warranties of merchantability, fitness for a particular purpose, or noninfringement.

5.18 Exclusivity. During the term of this Agreement, the Seller agrees that it and its Subsidiaries shall not, and shall not permit their respective Affiliates, partners, officers, employees, representatives or agents (if applicable) to, nor shall they encourage or authorize any individual (including any partner, officer, employee, representative or agent), corporation, or other Person, to solicit, encourage or authorize any individual, corporation or other Person to make any inquiries or offer any proposals (each an “Acquisition Proposal”) relating to the disposition of any of the Company’s or its Subsidiaries’ business or assets, the direct or indirect acquisition of the Company’s or its Subsidiaries’ equity interests, or the merger of the Company or any of its Subsidiaries with any other Person; or negotiate with or entertain any such Acquisition Proposal.

5.19 Intercompany Obligations. The Seller and its applicable Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, shall take such action as may be necessary so that, as of the Closing Date, there shall be no intercompany rights or obligations, except as contemplated by the Transition Services Agreement or as set forth on Section 5.19 of the Seller Disclosure Schedule.

5.20 Assigned Contracts. Prior to the Closing, the Seller shall cooperate with the Purchaser, upon the request of the Purchaser, and use its reasonable best efforts to (i) cause the Contracts set forth in Section 5.20 of the Seller Disclosure Schedule to be assigned to the Company or (ii) cause the Company to execute and enter into a new Contract with each counterparty in the Contracts set forth in Section 5.20 of the Seller Disclosure Schedule on substantially similar terms. In the event that, pursuant to the foregoing, such assignment is not obtained or a new Contract is not entered into with respect to any Contract set forth in Section 5.20 of the Seller Disclosure Schedule, the Seller shall provide the services or benefits of such Contract to the Company in accordance with the Transition Services Agreement.

5.21 Company Transition Services. For a period of up to six months following the Closing, the Purchaser shall cause the Company and its Subsidiaries to continue to provide to the Seller and its subsidiaries support services in respect of the SOS System and Blogrunner hosting as described on, and at a cost to the Seller set forth on, Section 5.21 of the Seller Disclosure Schedule, on terms substantially similar to the terms of the Transition Services Agreement (the “Company Transition Services”). The specific terms of the Company Transition Services shall be mutually agreed to by the parties in good faith prior to the Closing and set out in a transition services agreement to be executed and delivered by the Company and Seller at the Closing. The Company Transition Services are currently being provided by the Company and its Subsidiaries to Seller and its other Subsidiaries at a comparable or lesser cost.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of the Purchaser and the Seller. The obligations of the Purchaser and the Seller to consummate the Acquisition are subject to the satisfaction (or waiver by the Purchaser and the Seller) on or prior to the Closing Date of the following conditions:

(a) HSR Act and Other Antitrust Laws. The waiting period applicable to the consummation of the Acquisition under the HSR Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated and all other Permits and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Acquisition shall have been obtained or made.

(b) No Order. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition or any of the other transactions contemplated hereby shall be in effect, and no Law shall have been enacted or shall be deemed applicable to the Acquisition or any of the other transactions contemplated hereby which makes the consummation of the Acquisition or any such transaction illegal.

6.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Acquisition is subject to the satisfaction (or waiver by the Purchaser) of the following further conditions:

(a) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” contained therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(b) Covenants and Agreements. The Seller shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) Officer’s Certificate. The Purchaser shall have received a certificate, dated as of the Closing Date, duly executed by an officer of the Seller and certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and (b).

(d) Transition Services Agreement. The Seller shall have entered into the Transition Services Agreement.

(e) FIRPTA Certificate. Each of the Seller and the Company shall have delivered to the Purchaser a statement, meeting the requirements of Treasury Regulations Section 1.1445-2(b), to the effect that it is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.

6.3 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the Acquisition is subject to the satisfaction (or waiver by the Seller) of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” contained therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date, duly executed by an officer of the Purchaser and certifying as to the satisfaction of the conditions set forth in Sections 6.3(a) and (b).

(d) Transition Services Agreement. The Purchaser shall have entered into the Transition Services Agreement.

ARTICLE VII

TERMINATION

7.1 Termination.

(a) This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i) by mutual written consent of the Purchaser and the Seller;

(ii) by the Purchaser or the Seller, if the Closing does not occur on or before the date that is 90 days following the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii) by the Purchaser if there has been a breach of any representation, warranty, covenant or agreement by the Seller such that, if not cured, any of the conditions set forth in Sections 6.1 or 6.2 would not be satisfied and such breach has not been cured in all material respects within 30 days following written notice thereof from the Purchaser to the Seller; or

(iv) by the Seller if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser such that, if not cured, any of the conditions set forth in Sections 6.1 or 6.3 would not be satisfied and such breach has not been cured in all material respects within 30 days following written notice thereof from the Seller to the Purchaser; or

(v) by the Purchaser or the Seller if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable.

(b) The party seeking to terminate this Agreement pursuant to Section 7.1(a)(ii), (iii), (iv) or (v) shall give written notice of such termination to the other party hereto.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of the Purchaser or the Seller or their respective officers, directors, stockholders or Affiliates hereunder or in respect hereof; provided, however, that (a) no such termination shall relieve a party hereto of willful and knowing breach of this Agreement prior to such termination, and (b) the provisions of Sections 1.1, 5.11 and this Section 7.2, and Article VII and Article IX shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. The representations and warranties of the parties hereto contained in this Agreement and (except as expressly set forth therein) any certificate or other document provided hereunder or thereunder (including the Ancillary Agreements) will terminate at the Closing, except that (a) except as provided in clauses (b) and (c) of this Section 8.1, the representations and warranties set forth in Articles III and IV shall survive in full force and effect until the date that is 18 months following the Closing Date, (b) the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.13(c), 3.19, 4.1, 4.2, 4.5 and 4.7 (the “Fundamental Representations”), will survive indefinitely, and (c) the representations and warranties set forth in Section 3.7 and Section 3.16(c)(i) shall survive until 60 days following the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with the preceding sentence will continue to survive if a Claim Notice shall have been timely given under this Article VIII on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VIII, but only with respect to matters described in such Claim Notice. The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive until 60 days following the Closing. The covenants and agreements which by their terms contemplate performance after the Closing and expire upon a date certain shall survive until such date certain, and those which do not expire upon a date certain shall survive the Closing in accordance with their terms until the expiration of the applicable statute of limitations. The parties hereto intend that provisions of this Section 8.1 limit the time in which a claim may be made, regardless of whether a longer period would be permitted by applicable Law. Notwithstanding anything in this Agreement to the contrary, for the purposes of determining the failure of any representations or warranties to be true and correct or the breach of any covenants and agreements, and calculating Losses or a party’s indemnification obligation hereunder, any materiality, Material Adverse Effect or similar qualifications in the representations, warranties, covenants and agreements shall be disregarded.

8.2 Indemnification by the Seller. Subject to the limitations set forth herein, following the Closing, the Seller shall indemnify and defend the Purchaser its Affiliates and (including the Company and its Subsidiaries) and their respective officers, directors, employees, agents and representatives (the “Purchaser Indemnified Parties”) against, and shall hold the Purchaser Indemnified Parties harmless from, any loss, liability, claim, charge, action, suit, proceeding, penalty, damage, expense (including reasonable fees of attorneys or other expenses incurred in connection with any Actions related to any claim for indemnification) or Tax (collectively, “Losses”) resulting from, arising out of, or incurred by any Purchaser Indemnified Party in connection with (a) any breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement, (b) any breach of any covenant or agreement of the Seller contained in this Agreement, (c) (i) any and all Taxes imposed on, allocated or attributable to or incurred or payable by the Company or any of its Subsidiaries (or any predecessor thereof) for any Pre-Closing Period; (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or any of its Subsidiaries (or any predecessor thereof), pursuant to Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) any failure by the Seller to timely pay any and all Taxes required to be borne by the Seller pursuant to Section 5.11(a) (Transfer Taxes); and (iv) any Taxes resulting from, arising out of or based on the Section 338(h)(10) Election, (d) all Indebtedness of the Company and its Subsidiaries and (e) all Transaction Expenses.

8.3 Indemnification by the Purchaser. Subject to the limitations set forth herein, following the Closing the Purchaser shall indemnify and defend the Seller, its Affiliates and their respective officers, directors, agents, representatives and employees (the “Seller Indemnified

Parties”), against, and shall hold the Seller harmless from, any Loss resulting from, arising out of, or incurred by the Seller Indemnified Parties in connection with (a) any breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered pursuant to this Agreement, or (b) any breach of any covenant or agreement of the Purchaser made in this Agreement, or (c) any failure by the Purchaser to timely pay any and all Taxes required to be borne by the Purchaser pursuant to Section 5.11(a) (Transfer Taxes).

8.4 Indemnification Procedure for Third Party Claims.

(a) In the event that any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder is asserted by a third party (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (such notice, a “Claim Notice”) provided, however, that the failure or delay to so notify the Indemnitor shall not relieve the Indemnitor of any obligation or liability that the Indemnitor may have to the Indemnitee unless, and then only to the extent that, the Indemnitor is materially prejudiced thereby. The Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it may incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the breach of representation, warranty, covenant or agreement to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder (in each case to the extent determinable). The Indemnitee shall enclose with the Claim Notice a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b) The Indemnitor shall have 45 days from the date on which the Indemnitor received the Claim Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense. If the Indemnitor assumes the defense of such claim in accordance herewith: (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed). The parties shall (subject to the terms hereof) use commercially reasonable efforts to minimize Losses from Third Party Claims, act in good faith in responding to, defending against, settling or otherwise dealing with such claims, and cooperate in any such defense and give each other reasonable access to and copies of information, records and documents relevant thereto. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Notwithstanding the foregoing, in no event shall the Indemnitor be entitled to assume the defense of a Third Party Claim, and the Indemnitor in such cases shall be obligated to pay the reasonable fees and expenses of the Indemnitee in connection with the defense and resolution of such Third Party Claim, if (i) counsel for Indemnitee reasonably determines that a conflict of interest exists between the positions of the Indemnitee and Indemnitor, (ii) the Third Party Claim is criminal in nature or seeks a form of injunctive relief or (iii) the Third Party Claim expressly seeks an amount that if fully adjudicated in favor of such third party would be reasonably likely to result in monetary damages in excess of the Cap. The Indemnitee may take any actions reasonably necessary to defend such Third Party Claim prior to the time the Indemnitor assumes the defense of such Third Party Claim hereunder.

(c) If the Indemnitor does not assume the defense of such Third Party Claim within 45 days of receipt of the Claim Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or 8.3, as applicable, at the expense of the Indemnitor); provided, however, that the Indemnitor: (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; (ii) may at any time thereafter assume defense of the Third Party Claim (subject to the terms hereof), in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim; and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If the Indemnitee defends such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee and give the Indemnitee reasonable access to and copies of information, documents and records relevant thereto.

8.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claim Notice shall (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was incurred or paid or properly accrued, the basis for any anticipated liability and the nature of the breach of representation, warranty, covenant or agreement to which each such item is related and the computation of the amount to which the Indemnitee claims to be entitled hereunder(in each case to the extent determinable). Notwithstanding the foregoing, in no event shall the failure of an Indemnitee to promptly notify the Indemnitor per the terms of the immediately preceding sentence affect the Indemnitee’s rights to be indemnified hereunder, unless (and then only to the extent that) the Indemnitor is materially prejudiced thereby. In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within 45 days following receipt of such Claim Notice, the claim specified therein shall be deemed a liability of the Indemnitor hereunder (subject to the limitations set forth in this Article VIII, as applicable). The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to reasonably (in the view of the providing party) assist in the investigation, defense and resolution of such matters and providing reasonable (in the view of the providing party) legal and business assistance with respect to such matters.

8.6 Limitations on Indemnification.

(a) No party hereto shall be required to indemnify, defend or hold harmless any Person pursuant to this Section 8.2(a): (i) unless a Claim Notice is timely delivered pursuant to this Article VIII; (ii) unless and until the aggregate Losses of (A) the Purchaser, in the case of the Seller, with respect to any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, or (B) the Seller, in the case of the Purchaser, with respect to any breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, exceed 1% of the Purchase Price, after which such party shall be liable only for such Losses in excess of such amount; and (iii) for any individual items where the Loss relating thereto is less than $50,000, and such items shall not be aggregated for purposes of the immediately preceding clause (ii). Notwithstanding the foregoing, the limitations set forth in clauses (ii) and (iii) of the immediately preceding sentence shall not apply to the obligations of the Seller to indemnify the Persons entitled to indemnification under Section 8.2(a) in connection with: (i) any claims for indemnification under Section 8.2(a) relating to Fundamental Representations, (ii) any claim for indemnification in respect of Taxes, and (iii) any claim for indemnification based upon fraud or knowing and intentional breach.

(b) In no event shall the cumulative indemnification obligations of the Seller, on the one hand, or the Purchaser, on the other hand, under this Section 8.2(a) in the aggregate exceed 15% of the Purchase Price (the “Cap”). Notwithstanding the foregoing, in no event shall the limitations set forth in the immediately preceding sentence be deemed to apply to (i) any claims for indemnification under Section 8.2(a) relating to Fundamental Representations (ii) any claim for indemnification based upon fraud or knowing and intentional breach, or (iii) the obligations of the Seller or the Purchaser in respect of Taxes.

(c) The amount of Losses payable under this Article VIII by the Indemnitor shall be reduced (i) by any amounts recovered by the Indemnitee under insurance policies or from any other Person and (ii) to take account of any Tax benefit actually realized by the Indemnitee during the taxable year such indemnified amount is paid or during a prior taxable year.

(d) Notwithstanding anything to the contrary contained in this Article VIII, nothing in this Article VIII or otherwise shall preclude or otherwise limit the right of Person entitled to indemnification hereunder to seek specific performance or injunctive relief

(e) No party hereto shall be obligated to indemnify any other Person with respect to (i) any covenant or condition waived by the other party on or prior to the Closing, (ii) except to the extent awarded to a Person in an indemnifiable Third Party Claim any punitive damages, or (iii) any Loss with respect to any matter to the extent that such matter was raised in the calculation of the adjustment of the Purchase Price pursuant to Section 2.4.

8.7 Exclusive Remedy. Each party hereto acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Acquisition and the other transactions contemplated hereby or thereby shall be a claim pursuant to the provisions of this Article VIII (other than injunctions or other equitable remedies or claims arising from fraud or knowing and intentional breach); provided, however, that the provisions of this Section 8.7 shall not limit any claim or cause of action under applicable Laws against, or the liability of any party hereto in respect of, fraud or knowing and intentional breach on the part of such party in connection with this Agreement or the transactions contemplated hereby.

8.8 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the parties hereto shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Purchaser, to:

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention: General Counsel

Facsimile: 212-632-9551

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

Attention: Douglas A. Ryder

Facsimile: 212-310-8007

If to the Seller, to:

The New York Times Company

620 Eighth Avenue

New York, NY 10018

Attention: General Counsel

Facsimile: 212-556-4634

With a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Howard A. Kenny and Robert W. Dickey

Facsimile: 212-309-6001

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section, upon delivery, (x) if delivered by facsimile transmission as provided in this Section, upon confirmed receipt, (y) if delivered by mail as provided in this Section, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

9.2 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the Purchaser and the Seller. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.3 Expenses. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.

9.4 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that the Purchaser may, on prior written notice to the Seller, assign its rights and/or obligations hereunder to one or more wholly owned Subsidiaries thereof; provided, however, that no such assignment will relieve the Purchaser from its obligations hereunder. Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.5 Governing Law. All matters relating to or arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9.6 Consent to Jurisdiction; Waiver of Jury Trial. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of a manually executed counterpart to this Agreement.

9.8 No Third Party Beneficiaries. Except as set forth in Article VIII, no provision of this Agreement is intended or shall be deemed to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter (except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive the termination of this Agreement, in accordance with its terms). All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any information disclosed in any section of the Seller Disclosure Schedule shall be deemed to be disclosed in any other section thereof to the extent that the relevance of such information to such other section is reasonably apparent.

9.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party hereto shall be entitled to specific performance of the terms hereof without the necessity of posting a bond or other security or proving damages or the inadequacy of monetary damages, in addition to any other remedy at law or equity.

9.13 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

9.14 Legal Privilege. The Purchaser waives and will not assert, and following the Closing will cause the Company and its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, of any Seller or any Affiliate thereof (including the Company) or any of their respective officers, directors, employees or representatives (any such Person, a “Designated Person”) by Morgan, Lewis & Bockius LLP the “Current Representation”). The Purchaser will not assert, and following the Closing will cause the Company and its Subsidiaries not to assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any dispute with the Seller or any Affiliate thereof, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person.

9.15 Remedies Cumulative. Except as otherwise provided herein (including and subject to Section 8.7), any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

THE NEW YORK TIMES COMPANY

By:	/s/ Kenneth A. Richieri
	Name:	Kenneth A. Richieri
	Title:	Senior Vice President and General Counsel

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Senior Vice President and General Counsel

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBIT A

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of [            ] [    ], 2012, between The New York Times Company, a New York corporation (“NYT”), and About, Inc., a Delaware corporation (“About, Inc.”).

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of August [—], 2012 (the “Purchase Agreement”), by and between NYT and IAC/InterActiveCorp, a Delaware corporation (“IAC”), IAC has, among other things, agreed to purchase all of the capital stock of About, Inc. from NYT;

WHEREAS, in order to facilitate the transactions contemplated by the Purchase Agreement, About, Inc. desires to purchase from NYT, and NYT is willing to provide, or to cause its subsidiaries and third party service providers to provide, to About, Inc. and its subsidiaries (collectively, “About”), certain transitional services pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, NYT acknowledges and agrees that pursuant to the Purchase Agreement it has received adequate and valuable consideration for the Services (as defined below) to be provided by it hereunder and that the benefit of the Services and the restrictions set forth in this Agreement was a material inducement for IAC entering into the Purchase Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement. The interpretive conventions set forth in Article IX of the Purchase Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2. Transition Services. (a) During the Term (as defined below), NYT shall provide, or shall cause one or more of its subsidiaries or third party service providers to provide, to About the Services set forth on Annex A hereto (the “Services”), in the manner and at a level of Service and with a standard of care substantially consistent with that provided by NYT, its subsidiaries or its third party service providers to About immediately preceding the date of this Agreement, and About shall use the Services for substantially the same purposes and in substantially the same manner as About used the Services immediately preceding the date hereof. NYT shall be required to provide, or cause one or more of its subsidiaries or its third party service providers to provide, the Services only to About, or to its Affiliates or designated representatives, and only in connection with the conduct of the business of About. About shall not resell or permit the resale of any of the Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with the conduct of the business of About in the ordinary course consistent with past practice prior to the Closing Date. To the extent permitted by the underlying Contract under which NYT or its subsidiary receives a Service, NYT shall provide, or shall cause one or more of its subsidiaries to provide to About, or to its Affiliates or designated representatives, such nonexclusive licenses as are reasonably necessary for such party to use the Services provided pursuant to this Agreement. Notwithstanding the foregoing, About agrees that NYT is only obliged to undertake commercially reasonable efforts to cause a third party service provider to provide any part of the Services. If at any time during the Term, any third party service provider is unable or unwilling to provide a Service (or unable or unwilling to provide a Service at the required Service level or at the agreed-to cost) and NYT is unable, after using its commercially reasonable efforts, to procure substantially equivalent Services from an alternative provider, NYT and About shall cooperate to find a suitable alternative arrangement.

(b) About acknowledges that neither NYT nor its subsidiaries are engaged in the business of providing Services of the type provided hereunder to third parties and that the Services to be provided to About are being provided to About to facilitate the operation of its business during the Term.

(c) About acknowledges that NYT and its subsidiaries may be providing similar Services, and/or Services that involve the same resources as those used to provide the Services, to its internal organizations and subsidiaries. NYT reserves the right to modify the Services in connection with changes to its internal organization or its business in the ordinary course of business, including terminating any third party service provider, provided, however, that no such modifications may materially diminish the Services.

(d) In providing the Services, NYT may (a) use such Personnel of NYT or its Affiliates as NYT reasonably deems necessary or appropriate, or (b) employ the services of third parties to the extent that such third party services (i) are generally utilized or were generally utilized prior to the Closing Date to provide such Services to NYT or (ii) are reasonably necessary to the efficient performance of any the Services.

(e) About reserves the right to modify the Services in connection with changes to its internal organization or its business in the ordinary course of business, including terminating any third party service provider.

SECTION 3. Proprietary Materials. (a) If NYT, any of its subsidiaries or third party service providers furnishes to About any NYT Proprietary Materials pursuant to this Agreement, NYT, its subsidiaries or third party service providers, as the case may be, shall retain exclusive ownership therein (including all rights to Intellectual Property inherent therein and appurtenant thereto). As used herein, “NYT Proprietary Materials” means all information, data and knowledge furnished or made available by NYT, its subsidiaries or third party service providers to About as part of the Services, or used in the performance of Services hereunder, and copies thereof, including software, documentation, techniques, tools, templates, processes, procedures, discoveries, inventions and technical data.

(b) If About or any of its Affiliates furnishes to NYT any About Proprietary Materials pursuant to this Agreement, About or its Affiliates, as the case may be, shall retain exclusive ownership therein (including all rights to Intellectual Property inherent therein and appurtenant thereto). As used herein, “About Proprietary Materials” means all information, data and knowledge furnished or made available by About or its Affiliates to NYT in connection with the Services provided by NYT, and copies thereof, including software, documentation, techniques, tools, templates, processes, procedures, discoveries, inventions and technical data.

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SECTION 4. Access; Coordination. (a) About shall make available on a timely basis to NYT and its subsidiaries all information and materials reasonably requested by NYT to enable it to provide the Services hereunder. About shall give NYT and its subsidiaries reasonable access, during regular business hours and at such other times as are reasonably required to About’s premises for the purpose of providing the Services hereunder.

(b) Promptly after the date hereof, About and NYT shall each designate an individual with authority and an alternate to act in the absence of such individual, to act as its coordinator (a party’s “Coordinator”). The Coordinators appointed for each of the parties will be responsible for liaison between NYT and About with respect to the coordination and performance of all Services.

SECTION 5. Payment. About, Inc. shall pay NYT, in consideration for the Services provided hereunder, an amount equal to NYT’s cost and fees for providing the Services as set forth on Exhibit A (the “Fees”). For the Services rendered under this Agreement, About will pay the Fees in United States Dollars by wire transfer in immediately available funds on the first business day of each month (each, a “Payment Date”) during which the Services are to be provided, unless a different date is expressly agreed by the parties hereto. The Fees will be paid to one or more accounts designated by NYT.

SECTION 6. Taxes. Any Taxes (other than income, gross receipts, franchise or other taxes based on revenue or income) assessed on the provision of the Services hereunder shall be paid by About; provided, however, such Taxes shall not include any portion of employment, property, or other taxes assessed on the employees or property of NYT providing the Services or fees, assessments or charges payable in connection with obtaining any governmental licenses or permits necessary to provide the Services for the Fee.

SECTION 7. Term of Agreement. The term (“Term”) of this Agreement shall commence on the date hereof and shall continue for a period ending on the earliest of (i) of [March 31, 2013], and (ii) the date on which all Services have been terminated by About or NYT under Section 8; provided, however, that (i) any particular Service may expire in a shorter time period as set forth opposite such Service in Annex A hereto and (ii) About may terminate any individual Service prior to the expiration of the time period for such Service set forth in Annex A pursuant to Section 8.

SECTION 8. Partial Termination; Termination.

(a) Any individual Service provided by NYT or its subsidiaries or third party providers under this Agreement are terminable (i) by About on fifteen (15) calendar days’ prior written notice to NYT or (ii) by NYT as provided in Section 2(a). Once About or NYT has terminated any Service, About shall not be entitled to have such Service resumed pursuant hereto. Upon termination of any individual Service, NYT shall no longer be obligated to provide such Service and About shall thereafter no longer be obligated to pay the Fees for such Service (except with respect to any Fees incurred up to such date); provided that About shall be obligated to reimburse NYT for any reasonable documented expenses or costs actually incurred in connection with such termination.

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(b) This Agreement may be terminated prior to the expiration of its stated term, upon written notice as set forth below:

(i) by NYT, on the one hand, or About, on the other hand, if the other party commits a material breach of this Agreement and such breach continues uncured for a period of thirty (30) days following a written request to cure such breach; provided, that if any such breach relates solely to the failure to timely pay any Fees pursuant to the terms hereof, then NYT may terminate this Agreement within three (3) Business Days following receipt by About of a written notice from NYT notifying About of such payment default; or

(ii) by NYT, on the one hand, or About, on the other hand, if the other party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property, in which case this Agreement shall automatically terminate without any prior notice or the passage of any period or the taking of any other action.

SECTION 9. Limitations on Damages. (a) NEITHER PARTY NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE, WHETHER IN CONTRACT, IN TORT OR OTHERWISE, FOR ANY PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, THEIR OR ANY OF THEIR AFFILIATES’ OR A THIRD PARTY’S PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY OF THE SERVICES HEREUNDER, INCLUDING LOSS OF PROFITS OR DATA, BUSINESS INTERRUPTIONS AND CLAIMS OF THIRD PARTIES OR EMPLOYEES OF ABOUT.

(b) Neither NYT nor any of its subsidiaries shall have any liability with respect to this Agreement or anything done in connection herewith, including the performance or breach hereof, or from the sale, delivery, provision or use of any of the Services provided under or pursuant to this Agreement, whether in Contract, in tort or otherwise, other than by reason of NYT or such subsidiary’s gross negligence, recklessness or willful misconduct.

(c) NYT agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of NYT’s engagement and NYT covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of the engagement.

SECTION 10. Relationship. (a) This Agreement does not authorize NYT to act as an agent of About or any of its Affiliates or to make commitments on behalf of About or any of its Affiliates. NYT at no time shall hold itself out as an agent of About or any of its Affiliates for any purpose, including reporting to any Governmental Entity, and shall have no authority to bind About or any of its Affiliates to any obligation whatsoever.

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(b) NYT shall perform the Services required by this Agreement during normal business hours at any place or location as About, Inc. shall determine, but shall comply with the reasonable deadlines set by About.

SECTION 11. Indemnification. (a) About hereby releases NYT and each of its subsidiaries and each of their respective officers, directors, employees, stockholders, agents and representatives (the “NYT Indemnitees”), and agrees to indemnify and hold harmless the NYT Indemnitees, from and against any and all claims, losses, damages, liabilities, obligations or expenses, including third-party legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from third party claims arising or resulting from NYT’s or its subsidiaries performance of the Services hereunder, except to the extent that such Losses are due to such NYT Indemnitee’s gross negligence, recklessness or willful misconduct.

(b) NYT hereby releases About and each of its subsidiaries and each of their respective officers, directors, employees, stockholders, agents and representatives (the “About Indemnitees”), and agrees to indemnify and hold harmless the About Indemnitees, from and against any and all Losses arising from NYT’s gross negligence, recklessness or willful misconduct.

SECTION 12. Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by either of the parties hereto without the prior written consent of the other party hereto, provided, however, that no assignment by either party hereto shall constitute a novation or release the assignor from any obligation hereunder. Any attempted assignment or transfer in violation of this Section 11 shall be void.

SECTION 13. No Third Party Beneficiaries. Except as provided in Section 10, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 14. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given in accordance with Section 9.1 of the Purchase Agreement addressed to a party at the address set forth for such party in Section 9.1 of the Purchase Agreement.

SECTION 15. Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of a manually executed counterpart to this Agreement.

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SECTION 17. Entire Agreement. This Agreement, including Annex A hereto, the Purchase Agreement, the Ancillary Agreements and the Confidentiality Agreement, including in each case the schedules and exhibits thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter (except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive the termination of this Agreement, in accordance with its terms). Annex A hereto is intended to be and hereby is specifically made part of this Agreement. In the event of any conflict between the provisions of this Agreement (including Annex A hereto), on the one hand, and the provisions of the Purchase Agreement (including the schedules and exhibits thereto), on the other hand, the Purchase Agreement shall control.

SECTION 18. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

SECTION 19. Governing Law. All matters relating to or arising out of this Agreement, or the transactions contemplated hereby (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

SECTION 20. Jurisdiction; Waiver of Jury Trial. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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SECTION 21. Service of Process. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.1 of the Purchase Agreement shall be effective service of process for any Action in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to Section 20.

SECTION 22. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the parties hereto. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 23. Independent Contractor. At all times during the term of this Agreement, NYT and each of its subsidiaries providing Services hereunder shall be independent Contractors in providing the Services hereunder with the sole right to supervise, manage, operate, control and direct the performance of the Services and the sole obligation to employ, compensate and manage their employees and business affairs. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any party with respect to the indebtedness, liabilities, obligations or actions of the other party or any of its respective officers, directors, employees, stockholders, agents or representatives, or any other Person or entity.

SECTION 24. Survival. The provisions of Section 1, Section 5, Section 6, and Section 9 through Section 28, shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

SECTION 25. Force Majeure. NYT and its subsidiaries shall not be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is solely due to any cause beyond its control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorism, embargo, natural disaster, acts of God, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by Governmental Entities, change in laws, regulations or orders, other events or any other circumstances or causes solely beyond NYT’s control (“Force Majeure Events”). In any such event, NYT’s obligations under this Agreement shall be postponed for such time as its performance is suspended or delayed on account thereof and any required payments with respect to the affected performance obligations, other than payments for Services already performed, shall delayed accordingly. NYT will promptly notify About in writing upon learning of the occurrence of such Force Majeure Event and shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance. Upon the cessation of the Force Majeure Event, NYT will use its reasonable best efforts to resume its performance with the least practicable delay. Notwithstanding the foregoing, if NYT’s performance is excused by a Force Majeure Event shall be excused from such performance to the extent such performance is prevented, restricted, interrupted or suspended as a result of such Force Majeure Event and neither NYT nor its subsidiaries is obliged to provide any disaster recovery or remediation services in connection with a Force Majeure Event.

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SECTION 26. Confidentiality. (a) About acknowledges that the information provided to it in connection with the Services (including, if applicable, any NYT Proprietary Material) is subject to the terms of the confidentiality agreement dated as of August 21, 2012 between IAC and NYT, the terms of which are incorporated herein by reference.

(b) NYT acknowledges that, in the performance of the Services, it may have access to, receive and be entrusted with (and in the past has, in fact, had access to, received and been entrusted with) About Proprietary Material. NYT shall not, except as may be required to perform the Services under this Agreement or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any About Proprietary Material.

SECTION 27. Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

SECTION 28. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party hereto shall be entitled to specific performance of the terms hereof without the necessity of posting a bond or other security or proving damages or the inadequacy of monetary damages, in addition to any other remedy at law or equity.

[Signatures begin on next page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

THE NEW YORK TIMES COMPANY

By:
Name:
Title:

ABOUT, INC.

By:
Name:
Title:

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

ANNEX A

Functional Area	Description of Service/Support	Term	Payment

REAL ESTATE

Chicago Lease	Company Employees retain support and access to all services (cleaning, security, mail, office supplies, etc), benefits (parking, snacks), and furniture they currently have in their offices.	6 months following closing	Amount currently allocated to about for this space immediately prior to closing/month

LEGAL SUPPORT

Continued legal support	Transitional Legal Support from Ken Richieri, Deirdre Sullivan and Lee Riffaterre	6 months following closing	$200/hour

ACCOUNTING AND TREASURY SUPPORT

Financial Applications Support	Maintenance and support for PeopleSoft Finance, Oracle Database, Project Office & Other Applications. Assistance in the conversion from Seller’s financial systems to Purchaser’s financial accounting	6 months following closing	$25,000/month

AR Collection Services	Collection of accounts receivable in AR systems Assistance in the conversion from Seller’s financial systems to Purchaser’s financial accounting	6 months following closing	$4,167/month

Continued AR Software Support

Support for Great Plains software, a SaaS based Microsoft product used for invoice printing and general AR systems

Assistance in the conversion from Seller’s financial systems to Purchaser’s financial accounting

		6 months following closing	No charge for the first 30 hours of consultation; after that, $100/hour

Financial Services

Continue to provide accounts payable and general ledger processing provided to About prior to close including: Accounts Payable (Processing Invoices for payment and Vendor Maintenance requests), provide GL accounting support.

Assistance in the conversion from Seller’s financial systems to Purchaser’s financial accounting

Filing of Sales and Use Tax Returns for the Company

		6 months following the closing	$12,000/month

Travel & Expense (T&E) Management System

Processing of expense reports using Concur system. All expense reports will be processed using cash/personal cards (NYTCo. Corporate AMEX will be canceled). Expense reimbursement amounts will be sent to Purchaser or Purchaser’s vendor for payment to employee. Concur system will

Assistance in the conversion from Seller’s financial systems to Purchaser’s financial accounting

		December 31, 2012	$5,000 set up cost + $7,5000/month

Banking Services	Maintenance of Seller’s bank accounts and post-closing remittance of funds therein to the Purchaser	December 31, 2012	Reimbursement of bank fees paid by Seller

CREDIT CARD PROCESSING

Merchant ID/Credit Card Processing	This includes the processing of credit card payments with Sellers existing merchant number until Purchaser sets up its own ID	December 31, 2012	Amounts processed by Merchant ID will be net of bank fees

CONTRACTS

NYT Global Contracts	Seller will use commercially reasonable efforts to (i) procure for the Company stand alone agreements to replace any Seller agreement pursuant to which the Company receives services (the “Seller Global Agreements”) or (ii) migrate the Company or its subsidiaries to a Purchaser agreement substantially similar to such Seller Global Agreement.	As soon as possible following the Closing, but Purchaser will not use these services after one month following the Closing	N/A